Exhibit 99.1

FS Bancorp, Inc. Reports Net Income for the Second Quarter of 2021 of $8.5 Million or $0.97 Per Diluted Share, and Implemented Previously Announced Two-For-One Stock Split and Scheduled Payment of the Thirty-Fourth Quarterly Dividend

MOUNTLAKE TERRACE, WA – July 23, 2021 – FS Bancorp, Inc. (NASDAQ: FSBW) (the “Company”), the holding company for 1st Security Bank of Washington (the “Bank”) today reported 2021 second quarter net income of $8.5 million, or $0.97 per diluted share, compared to $10.0 million, or $1.15 per diluted share for the same period last year.  All share data throughout this earnings release has been adjusted to reflect the two-for-one stock split announced June 25, 2021, and issued July 14, 2021 to shareholders of record on July 6, 2021.

“The second quarter reflects diversified lending growth funded by our focus on operational, relationship-based deposits,” stated Joe Adams, CEO. “We are also pleased that our Board of Directors approved our thirty-fourth consecutive quarterly cash dividend which was increased to $0.28 from $0.27 per share as previously announced in our press release issued on June 25, 2021. The two-for-one stock split adjusted dividend of $0.14 will be paid on August 6, 2021, to shareholders of record as of July 23, 2021.”

CFO Matthew Mullet noted, “The implemented two-for-one stock split allows for more retail investors to purchase shares at a lower price while the improved cash dividends and our continued stock repurchases reflect our long-term commitment to maximize shareholder returns and the liquidity of our shares of common stock.”

Updated response to the novel coronavirus of 2019 (“COVID-19”) pandemic:

The Company is following the Federal Housing Finance Agency guidelines for forbearance, foreclosure relief, and late payment reporting for the COVID-19 pandemic on all serviced loans and a modified format for portfolio loans. For portfolio loans, the primary method of relief is to allow the borrower up to 90-days of interest only payments and/or loan payment deferments, and, on a more limited basis, waived interest, late fees, or interest only loan payments and suspended foreclosure proceedings. As of June 30, 2021, the amount of portfolio loans under payment/relief agreements included commercial real estate loans of $24.4 million, commercial business loans of $9.3 million, and consumer loans of $147,000. Of these loans, $33.4 million, or 98.9% are making interest only payments. Additional detail is provided below in the “Credit Quality” discussion.

During the second quarter of 2021, we continued our participation in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) which ended on May 31, 2021. Cumulative to date as of June 30, 2021, PPP loan balances totaling $53.7 million were submitted for approval and forgiven by the SBA. As of June 30, 2021, there was a total of 412 PPP loans outstanding totaling $73.2 million.

2021 Second Quarter Highlights

●	Net income was $8.5 million for the second quarter of 2021, compared to $11.9 million in the previous quarter, and $10.0 million for the comparable quarter one year ago;
●	Net interest income increased to $21.2 million from $20.1 million in the previous quarter, and improved from $17.9 million in the comparable quarter one year ago;
●	Total net loans increased $52.6 million, or 3.3%, to $1.65 billion at June 30, 2021, compared to $1.59 billion at March 31, 2021, and increased $201.2 million, or 13.9% from $1.44 billion at June 30, 2020;

FS Bancorp Q2 Earnings
July 23, 2021

●	Originated $396.9 million of one-to-four-family loans including a 76.8% increase in purchase production from the comparable quarter in 2020 and sold $378.0 million of these loans at a gross margin of 3.82%;
●	Deposits increased $77.8 million during the quarter to $1.86 billion, compared to $1.78 billion in the previous quarter, including an increase of $24.1 million in relationship-based transactional deposits (noninterest-bearing checking, interest-bearing checking, and escrow accounts related to mortgages serviced) in line with management’s focus on increasing relationship demand deposits;
●	Repurchased 200,588 shares during the second quarter for $7.0 million. As of July 22, 2021, the Company has $5.8 million remaining of the $15.0 million share repurchase plan approved in the first quarter of 2021;
●	On June 25, 2021, the Company announced a two-for-one stock split in the form of a 100% stock dividend consisting of one additional common share for each outstanding common share. The stock dividend was distributed on July 14, 2021, to shareholders of record as of July 6, 2021;
●	On June 25, 2021, the Company announced a pre-stock-split increase in the dividend of $0.01 per share to $0.28 per share, an increase from $0.27 per share. Post stock split, the dividend is now $0.14 per share; and
●	The Community Bank Leverage Ratio (“CBLR”) was 11.9% and 10.8% for the Bank and the Company, respectively, at June 30, 2021.

Asset Summary

Total assets increased $47.0 million, or 2.2%, to $2.22 billion at June 30, 2021, compared to $2.18 billion at March 31, 2021, and increased $213.9 million, or 10.6%, from $2.01 billion at June 30, 2020.  The quarter over linked quarter increase in total assets was primarily due to increases in loans receivable, net of $52.6 million, securities available-for-sale of $31.3 million, total cash and cash equivalents of $1.1 million, premises and equipment, net of $796,000, and servicing rights of $621,000, partially offset by decreases in loans held for sale (“HFS”) of $34.9 million, other assets of $2.7 million, and Federal Home Loan Bank (“FHLB”) stock of $1.4 million.  The year over year increase was primarily due to increases in loans receivable, net of $201.2 million, securities available-for-sale of $63.9 million, securities held-to-maturity of $7.5 million, servicing rights of $5.7 million, accrued interest receivable of $1.0 million, and other assets of $873,000, partially offset by decreases in total cash and cash equivalents of $39.6 million, loans HFS of $18.0 million, certificates of deposit (“CDs”) at other financial institutions of $6.1 million, and FHLB stock of $2.6 million.

FS Bancorp Q2 Earnings
July 23, 2021

LOAN PORTFOLIO
(Dollars in thousands)	June 30, 2021		March 31, 2021		June 30, 2020
	Amount	Percent	Amount	Percent	Amount	Percent
REAL ESTATE LOANS
Commercial	$231,196	13.8%	$226,799	14.0%	$222,265	15.1%
Construction and development	242,715	14.4	241,677	14.9	183,029	12.5
Home equity	40,718	2.4	41,352	2.5	35,082	2.4
One-to-four-family (excludes HFS)	335,397	20.0	299,316	18.4	295,220	20.1
Multi-family	133,828	8.0	122,623	7.5	132,329	9.0
Total real estate loans	983,854	58.6	931,767	57.3	867,925	59.1

CONSUMER LOANS
Indirect home improvement	308,447	18.4	294,455	18.1	264,781	18.0
Marine	86,216	5.1	85,275	5.3	76,893	5.2
Other consumer	3,177	0.2	3,119	0.2	3,647	0.3
Total consumer loans	397,840	23.7	382,849	23.6	345,321	23.5

COMMERCIAL BUSINESS LOANS
Commercial and industrial	242,287	14.5	261,932	16.1	213,961	14.6
Warehouse lending	54,072	3.2	48,537	3.0	41,701	2.8
Total commercial business loans	296,359	17.7	310,469	19.1	255,662	17.4
Total loans receivable, gross	1,678,053	100.0%	1,625,085	100.0%	1,468,908	100.0%

Allowance for loan losses	(27,234)		(27,375)		(21,524)
Deferred costs and fees, net	(5,514)		(5,278)		(4,231)
Premiums on purchased loans, net	359		628		1,272
Total loans receivable, net	$1,645,664		$1,593,060		$1,444,425

Loans receivable, net increased $52.6 million to $1.65 billion at June 30, 2021, from $1.59 billion at March 31, 2021, and increased $201.2 million from $1.44 billion at June 30, 2020. The quarter over linked quarter increase in total real estate loans was $52.1 million, including increases in one-to-four-family loans of $36.1 million, multi-family loans of $11.2 million, commercial real estate loans of $4.4 million and construction and development loans of $1.0 million, offset by a decrease in home equity loans of $634,000. Consumer loans increased $15.0 million, primarily due to an increase of $14.0 million in indirect home improvement loans. Commercial business loans decreased $14.1 million, primarily due to a decrease in commercial and industrial loans of $19.6 million, partially due to a net decrease in PPP loans of $10.6 million.

Originations of one-to-four-family loans to purchase and to refinance a home for the three months ended June 30, 2021 and March 31, 2021, and for the three and six months ended June 30, 2021, and 2020 were as follows:

(Dollars in thousands)	For the Three Months Ended		For the Three Months Ended		Quarter	Quarter
	June 30, 2021		March 31, 2021		over Quarter	over Quarter
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$252,999	63.7%	$185,461	42.7%	$67,538	36.4
Refinance	143,911	36.3	248,992	57.3	(105,081)	(42.2)
Total	$396,910	100.0%	$434,453	100.0%	$(37,543)	(8.6)

	For the Three Months Ended		For the Three Months Ended		Year	Year
	June 30, 2021		June 30, 2020		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$252,999	63.7%	$143,060	29.9%	$109,939	76.8
Refinance	143,911	36.3	335,333	70.1	(191,422)	(57.1)
Total	$396,910	100.0%	$478,393	100.0%	$(81,483)	(17.0)

FS Bancorp Q2 Earnings
July 23, 2021

	For the Six Months Ended		For the Six Months Ended		Year	Year
	June 30, 2021		June 30, 2020		over Year	over Year
	Amount	Percent	Amount	Percent	$ Change	% Change
Purchase	$438,460	52.7%	$257,712	33.7%	$180,748	70.1
Refinance	392,903	47.3	506,283	66.3	(113,380)	(22.4)
Total	$831,363	100.0%	$763,995	100.0%	$67,368	8.8

During the quarter ended June 30, 2021, the Company sold $378.0 million of one-to-four-family loans compared to sales of $414.0 million during the previous quarter, and sales of $427.0 million during the same quarter one year ago. During the six months ended June 30, 2021, the Company sold $792.0 million of one-to-four-family loans compared to sales of $639.4 million during the same period last year. Growth in purchase activity was driven by a strong housing market in the Pacific Northwest as well as the Company’s focus on purchase originations to support housing demand.

Gross margins on home loan sales decreased to 3.82% for the three months ended June 30, 2021, compared to 4.60% at March 31, 2021 and increased slightly from 3.81% for the three months ended June 30, 2020. Gross margins are defined as the margin on loans sold (cash sales) without the impact of deferred costs.

Liabilities and Equity Summary

Changes in deposits at the dates indicated are as follows:

(Dollars in thousands)
	June 30, 2021		March 31, 2021
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$415,748	22.4%	$390,855	22.0%	$24,893	6.4
Interest-bearing checking	257,206	13.8	250,907	14.1	6,299	2.5
Escrow accounts related to mortgages serviced	16,469	0.9	23,535	1.3	(7,066)	(30.0)
Subtotal	689,423	37.1	665,297	37.4	24,126	3.6
Savings	181,505	9.8	161,140	9.1	20,365	12.6
Money market	483,935	26.0	468,753	26.3	15,182	3.2
Subtotal	665,440	35.8	629,893	35.4	35,547	5.6
Certificates of deposit less than $100,000	299,250	16.1	285,505	16.0	13,745	4.8
Certificates of deposit of $100,000 through $250,000	138,559	7.5	133,570	7.5	4,989	3.7
Certificates of deposit of $250,000 and over	65,938	3.5	66,528	3.7	(590)	(0.9)
Subtotal	503,747	27.1	485,603	27.2	18,144	3.7
Total	$1,858,610	100.0%	$1,780,793	100.0%	$77,817	4.4

FS Bancorp Q2 Earnings
July 23, 2021

(Dollars in thousands)
	June 30, 2021		June 30, 2020
Relationship-based transactional deposits:	Amount	Percent	Amount	Percent	$ Change	% Change
Noninterest-bearing checking	$415,748	22.4%	$333,588	20.8%	$82,160	24.6
Interest-bearing checking	257,206	13.8	220,214	13.7	36,992	16.8
Escrow accounts related to mortgages serviced	16,469	0.9	11,909	0.7	4,560	38.3
Subtotal	689,423	37.1	565,711	35.2	123,712	21.9
Savings	181,505	9.8	143,740	8.9	37,765	26.3
Money market	483,935	26.0	324,253	20.2	159,682	49.2
Subtotal	665,440	35.8	467,993	29.1	197,447	42.2
Certificates of deposit less than $100,000	299,250	16.1	321,634	20.0	(22,384)	(7.0)
Certificates of deposit of $100,000 through $250,000	138,559	7.5	166,543	10.4	(27,984)	(16.8)
Certificates of deposit of $250,000 and over	65,938	3.5	84,991	5.3	(19,053)	(22.4)
Subtotal	503,747	27.1	573,168	35.7	(69,421)	(12.1)
Total	$1,858,610	100.0%	$1,606,872	100.0%	$251,738	15.7

The increase in deposits between the periods presented was primarily driven by organic growth in customer relationships, proceeds from PPP loans and government stimulus checks deposited directly into customer accounts, and reduced withdrawals from deposit accounts due to a change in spending habits as a result of COVID-19.

At June 30, 2021, non-retail CDs, which include brokered CDs, online CDs, and public funds CDs, increased $23.9 million to $211.9 million, compared to $188.1 million at March 31, 2021, due to increases of $16.7 million in brokered CDs and $7.2 million in online CDs. The year over year increase in non-retail CDs of $16.8 million from $195.1 million at June 30, 2020, was primarily the result of a $6.8 million increase in brokered CDs, a $6.5 million increase in online CDs, and a $3.5 million increase in public funds CDs. Growth in non-retail CDs is directly tied to the Company utilizing the wholesale market to manage interest rate risk and balance the funding of longer-term asset growth through wholesale term certificates.

At June 30, 2021, borrowings decreased $30.0 million, or 41.4%, to $42.5 million, from $72.5 million at March 31, 2021, and decreased $107.7 million, or 71.7% from $150.3 million at June 30, 2020. The decrease in borrowings from the linked quarter was due to the maturity of $30.0 million of FHLB borrowings, replaced in part by the growth in non-retail CDs mentioned above. Management will utilize wholesale deposits when the cost of borrowings is higher than the cost of wholesale certificates. The decrease in borrowings from the prior year is primarily due to the repayment of $63.0 million of Paycheck Protection Program Liquidity Facility (“PPPLF”) borrowings, due in part to SBA forgiveness of the underlying PPP loans and the maturity of the FHLB borrowings mentioned above.

Total stockholders’ equity increased $1.4 million, to $241.8 million at June 30, 2021, from $240.3 million at March 31, 2021, and increased $33.1million, from $208.6 million at June 30, 2020. The increase in stockholders’ equity during the current quarter was primarily due to net income of $8.5 million, partially offset by dividends of $1.1 million and common stock repurchases of $7.0 million. On June 25, 2021, the Company announced a two-for-one stock split in the form of a share distribution of one additional common share for each outstanding common share. The stock dividend was distributed on July 14, 2021, to shareholders of record as of July 6, 2021. The Company repurchased 200,588 shares of its common stock during the quarter ended June 30, 2021, at an average price of $34.96 per share. Book value per common share was $29.49 at June 30, 2021, compared to $28.90 at March 31, 2021, and $25.04 at June 30, 2020.

FS Bancorp Q2 Earnings
July 23, 2021

The Bank is well capitalized under the minimum capital requirements established by the Federal Deposit Insurance Corporation (“FDIC”) at June 30, 2021 with a CBLR of 11.9%, compared to the normally required CBLR of greater than 9.0% and the regulatory approved reduced CBLR of 8.5% due to the COVID-19 pandemic. The Company’s CBLR was 10.8% at June 30, 2021.

Credit Quality

The allowance for loan and lease losses at June 30, 2021, decreased to $27.2 million, or 1.62% of gross loans receivable, excluding loans HFS, compared to $27.4 million, or 1.68% of gross loans receivable, excluding loans HFS at March 31, 2021, and increased from $21.5 million, or 1.47% of gross loans receivable, excluding loans HFS, at June 30, 2020. Nonperforming loans decreased $3.0 million to $6.3 million at June 30, 2021, from $9.3 million at March 31, 2021 and decreased from $7.9 million at June 30, 2020. The decrease in nonperforming loans quarter over linked quarter was primarily related to the payoff of a commercial construction and development loan of $1.9 million and a commercial business loan of $1.2 million. The year over year decrease was primarily due to a commercial real estate loan of $1.1 million reinstated to accruing status.

Loans classified as substandard increased $1.4 million to $22.3 million at June 30, 2021, compared to $20.9 million at March 31, 2021, and increased $9.9 million from $12.4 million at June 30, 2020. The quarter over linked quarter increase in substandard loans was attributable to a $3.2 million increase in commercial and industrial loans, partially offset by the payoff of the $1.9 million construction and development loan. The year over year increase in substandard loans was primarily due to an increase of $6.2 million in commercial and industrial loans and one-to-four-family loan increases of $5.9 million, partially offset by a decrease of $2.1 million in commercial real estate loans. There was no other real estate owned (“OREO”) property at June 30, 2021 or March 31, 2021, compared to one OREO property in the amount of $90,000 at June 30, 2020.

Included in the carrying value of gross loans are net discounts on loans purchased in the Anchor Bank acquisition in November 2018 (“Anchor Acquisition”). The remaining net discount on loans acquired was $1.0 million, $1.3 million, and $2.0 million, on $100.2 million, $121.9 million, and $168.7 million of gross loans at June 30, 2021, March 31, 2021, and June 30, 2020, respectively.

Management has identified loans that have either been directly or indirectly impacted by the COVID-19 pandemic and downgraded the risk classification and/or increased the monitoring of these loans. Commercial loans (non homogeneous loans) originally reported at a risk rating below “pass” or receiving elevated risk monitoring as a result of the COVID-19 pandemic and their respective industries at the dates indicated are as follows:

(Dollars in thousands)
Loan types:	June 30, 2021	March 31, 2021	June 30, 2020
Construction and development	$2,836	$2,915	$4,704
Education/worship	227	243	5,558
Food and beverage	12,788	13,107	16,199
Hospitality	38,547	41,819	44,136
Manufacturing	606	3,184	19,777
Retail	1,878	1,932	11,865
Transportation	4,487	4,487	4,532
Other	13,599	13,778	20,040
Total	$74,968	$81,465	$126,811

Management recognizes the potential impact of COVID-19 on all of our customers and will continue to prudently reserve for probable loan losses, including reserves against our homogenous residential and consumer portfolios.

FS Bancorp Q2 Earnings
July 23, 2021

Operating Results

Net interest income increased $3.4 million, to $21.2 million for the three months ended June 30, 2021, from $17.9 million for the three months ended June 30, 2020. This comparable quarter over quarter increase was primarily the result of an improved mix of loans versus other interest-bearing assets and increased balances in higher yielding loans funded by lower cost deposits. Interest income increased $2.1 million, primarily due to an increase of $1.9 in interest income on loans receivable, including fees, impacted primarily by loan growth with low market interest rates on new loan originations, including low yielding PPP loans, resetting adjustable-rate instruments, refinances of higher yielding one-to-four-family portfolio loans, and SBA forgiveness of PPP loans. Interest expense decreased $1.3 million, primarily as a result of repricing deposit rates. For the three months ended June 30, 2021, the total recognition of net deferred fees on forgiven and amortizing PPP loans was $436,000. For the six months ended June 30, 2021, net interest income increased by $6.0 million, to $41.3 million, from $35.3 million for the six months ended June 30, 2020 in a similar manner as for the three-month comparison described above, with decreases in interest expense of $3.1 million, and an increase in interest income of $2.9 million. For the six months ended June 30, 2021, the total recognition of net deferred fees on forgiven and amortizing PPP loans was $1.1 million.

The net interest margin (“NIM”) increased 18 basis points to 4.09% for the three months ended June 30, 2021, from 3.91% for the same period in the prior year, and decreased five basis points to 4.04% for the six months ended June 30, 2021, from 4.09% for the six months ended June 30, 2020. The comparable quarter over quarter increase in NIM was impacted by higher yielding loans, including higher interest rates on new fixed-rate real estate loan originations and adjustable-rate commercial loans. During the quarter ended June 30, 2021, $128,000 in premium was amortized on purchased loans with early payoffs, partially offset by $271,000 in discount accretion from the Anchor Acquisition. The slight decrease in NIM between the six months ended June 30, 2021 and 2020 reflects the change in our asset mix, including increased investment securities, commercial business loans, and one-to-four-family loans that carry lower yields than other interest-earning products.

The average total cost of funds, including noninterest-bearing checking, decreased 37 basis points to 0.54% for the three months ended June 30, 2021, from 0.91% for the three months ended June 30, 2020. This decrease was predominantly due to the decline in cost for market rate deposits and borrowings as well as a managed runoff of higher cost CD funding. The average cost of funds decreased 48 basis points to 0.56% for the six months ended June 30, 2021, from 1.04% for the six months ended June 30, 2020, also reflecting decreases in market interest rates over last year. Management remains focused on matching deposit/liability duration with the duration of loans/assets where appropriate.

For the three and six months ended June 30, 2021, the provision for loan losses was $0.0 and $1.5 million, respectively, compared to $4.6 million and $8.3 million for the three and six months ended June 30, 2020, respectively. The reduction of the provision for loan losses reflects improvements in watch classified loans that were downgraded based on the COVID-19 pandemic and have shown loan-level improvements at June 30, 2021, compared to the same time last year. During the three months ended June 30, 2021, net charge-offs totaled $141,000 compared to net recoveries of $3,000 for the same period last year. The increase in net charge-offs was primarily due to increased consumer loan charge-offs, including overdraft charge-offs. Net charge-offs totaled $439,000 during the six months ended June 30, 2021, compared to net charge-offs of $40,000 during the six months ended June 30, 2020, due to the same reason mentioned above.

FS Bancorp Q2 Earnings
July 23, 2021

Noninterest income decreased $5.9 million, to $8.2 million, for the three months ended June 30, 2021, from $14.1 million for the three months ended June 30, 2020. The decrease during the period primarily reflects a $7.0 million decrease in gain on sale of loans due primarily to a reduction in the amount of loans sold, partially offset by a $1.1 million increase in service charges and fee income due to the Company’s prior period COVID-19 related relief temporarily waiving on a case-by-case basis, customer-related service charges and fees. During the current quarter, a pool of United States Department of Agriculture (“USDA”) loans with a principal balance of $2.4 million were sold with a gain on sale of $106,000, net of unamortized premium. Noninterest income decreased $1.8 million, to $21.2 million, for the six months ended June 30, 2021, from $23.0 million for the six months ended June 30, 2020. This decrease was the result of a $1.4 million decrease in other noninterest income due to the one- time sale of Class B Visa stock shares of $1.5 million during the same period last year and a $1.2 million decrease in gain on sale of loans, partially offset by a $933,000 increase in service charges and fee income.

Noninterest expense increased $4.3 million, to $18.9 million for the three months ended June 30, 2021, from $14.6 million for the three months ended June 30, 2020. The increase in noninterest expense reflects a $4.5 million increase in salaries and benefits, primarily attributable to additional staffing costs to support growth of $1.3 million and a decrease in recognized deferred costs on direct loan origination activities of $3.4 million. Other increases included loan costs of $196,000, data processing of $152,000, operation expenses of $136,000, and professional and board fees of $118,000, partially offset by a reduction in the impairment of servicing rights of $799,000. Noninterest expense increased $4.5 million, to $35.3 million for the six months ended June 30, 2021, from $30.8 million for the six months ended June 30, 2020. The increase during this period was primarily due to increases of $6.6 million in salaries and benefits, mostly attributable to increases in compensation and benefits of $5.0 million, including incentives and commissions of $1.3 million, partially offset by a decrease in recognized deferred costs on direct loan origination activities of $1.5 million. Other increases included $479,000 in data processing, $259,000 in professional and board fees, $220,000 in loan costs, and $156,000 in operation expenses, partially offset by the $3.4 million net change on servicing rights which reflect a recovery of servicing rights of $2.0 million in 2021. In the comparable period for 2020, we recognized an impairment of $1.3 million on our servicing rights asset due to falling interest rates as a result of the COVID-19 pandemic.

About FS Bancorp

FS Bancorp, Inc., a Washington corporation, is the holding company for 1st Security Bank of Washington. The Bank provides loan and deposit services to customers who are predominantly small- and middle-market businesses and individuals in Western Washington through its 21 Bank branches, one headquarters office that produces loans and accepts deposits, and ten loan production offices in various suburban communities in the greater Puget Sound area, and one loan production office in the market area of the Tri-Cities, Washington. The Bank services home mortgage customers throughout Washington State with an emphasis in the Puget Sound and Tri-Cities home lending markets.

Forward-Looking Statements

When used in this press release and in other documents filed with or furnished to the Securities and Exchange Commission (the “SEC”), in press releases or other public stockholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases “believe,” “will,” “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “plans,” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead represent management's current expectations and forecasts

FS Bancorp Q2 Earnings
July 23, 2021

regarding future events, many of which are inherently uncertain and outside of our control. Actual results may differ, possibly materially from those currently expected or projected in these forward-looking statements. Factors that could cause the Company’s actual results to differ materially from those described in the forward-looking statements, include but are not limited to, the following: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties resulting from the COVID-19 pandemic, such as the extent and duration of the impact on public health, the U.S. and global economies, and consumer and corporate customers, including economic activity, employment levels and market liquidity; increased competitive pressures; changes in the interest rate environment; changes in general economic conditions and conditions within the securities markets, the Company’s ability to execute its plans to grow its residential construction lending, mortgage banking, and warehouse lending operations, and the geographic expansion of its indirect home improvement lending; secondary market conditions for loans and the Company’s ability to originate loans for sale and sell loans in the secondary market; legislative and regulatory changes, including as a result of the COVID-19 pandemic; and other factors described in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and other filings with the SEC which are available on its website at www.fsbwa.com and on the SEC's website at www.sec.gov. Any of the forward-looking statements that the Company makes in this press release and in the other public statements are based upon management's beliefs and assumptions at the time they are made and may turn out to be incorrect because of the inaccurate assumptions the Company might make, because of the factors illustrated above or because of other factors that cannot be foreseen by the Company. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause the Company’s actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of the Company and could negatively affect its operating and stock performance.

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts) (Unaudited)

			Linked	Year
June 30,	March 31,	June 30,	Quarter	Over Year

FS Bancorp Q2 Earnings
July 23, 2021

	2021	2021	2020	% Change	% Change
ASSETS
Cash and due from banks	$12,957	$10,982	$12,214	18	6
Interest-bearing deposits at other financial institutions	73,597	74,464	113,910	(1)	(35)
Total cash and cash equivalents	86,554	85,446	126,124	1	(31)
Certificates of deposit at other financial institutions	11,782	12,278	17,926	(4)	(34)
Securities available-for-sale, at fair value	232,570	201,311	168,709	16	38
Securities held-to-maturity	7,500	7,500	—	—	NM
Loans held for sale, at fair value	121,395	156,281	139,410	(22)	(13)
Loans receivable, net	1,645,664	1,593,060	1,444,425	3	14
Accrued interest receivable	7,323	7,429	6,303	(1)	16
Premises and equipment, net	27,594	26,798	28,340	3	(3)
Operating lease right-of-use	5,193	5,085	4,730	2	10
Federal Home Loan Bank (“FHLB”) stock, at cost	5,065	6,475	7,659	(22)	(34)
Other real estate owned (“OREO”)	—	—	90	—	NM
Deferred tax asset, net	216	164	—	32	NM
Bank owned life insurance (“BOLI”), net	36,655	36,440	35,788	1	2
Servicing rights, held at the lower of cost or fair value	16,356	15,735	10,672	4	53
Goodwill	2,312	2,312	2,312	—	—
Core deposit intangible, net	4,397	4,574	5,104	(4)	(14)
Other assets	12,037	14,698	11,164	(18)	8
TOTAL ASSETS	$2,222,613	$2,175,586	$2,008,756	2	11
LIABILITIES
Deposits:
Noninterest-bearing accounts	$432,217	$414,390	$345,497	4	25
Interest-bearing accounts	1,426,393	1,366,403	1,261,375	4	13
Total deposits	1,858,610	1,780,793	1,606,872	4	16
Borrowings	42,528	72,528	150,255	(41)	(72)
Subordinated notes:
Principal amount	50,000	50,000	10,000	—	400
Unamortized debt issuance costs	(639)	(656)	(105)	(3)	509
Total subordinated notes less unamortized debt issuance costs	49,361	49,344	9,895	—	399
Operating lease liability	5,401	5,285	4,945	2	9
Deferred tax liability, net	—	—	2,675	—	NM
Other liabilities	24,953	27,325	25,473	(9)	(2)
Total liabilities	1,980,853	1,935,275	1,800,115	2	10
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; 5,000,000 shares authorized; none issued or outstanding	—	—	—	—	—
Common stock, $.01 par value; 45,000,000 shares authorized; 8,333,566 shares issued and outstanding at June 30, 2021, 8,466,080 at March 31, 2021, and 8,490,082 at June 30, 2020	83	85	85	(2)	(2)
Additional paid-in capital	75,797	81,537	81,573	(7)	(7)
Retained earnings	164,606	157,193	124,090	5	33
Accumulated other comprehensive income, net of tax	1,434	1,721	3,334	(17)	(57)
Unearned shares – Employee Stock Ownership Plan (“ESOP”)	(160)	(225)	(441)	(29)	(64)
Total stockholders’ equity	241,760	240,311	208,641	1	16
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,222,613	$2,175,586	$2,008,756	2	11

Share data has been adjusted to reflect a two-for-one stock split effective July 14, 2021.

FS Bancorp Q2 Earnings
July 23, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Three Months Ended			Qtr	Year
	June 30,	March 31,	June 30,	Over Qtr	Over Year
	2021	2021	2020	% Change	% Change
INTEREST INCOME
Loans receivable, including fees	$22,484	$21,534	$20,564	4	9
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	1,313	1,250	1,149	5	14
Total interest and dividend income	23,797	22,784	21,713	4	10
INTEREST EXPENSE
Deposits	1,870	1,982	3,226	(6)	(42)
Borrowings	222	446	458	(50)	(52)
Subordinated notes	485	256	169	89	187
Total interest expense	2,577	2,684	3,853	(4)	(33)
NET INTEREST INCOME	21,220	20,100	17,860	6	19
PROVISION FOR LOAN LOSSES	—	1,500	4,649	NM	NM
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	21,220	18,600	13,211	14	61
NONINTEREST INCOME
Service charges and fee income	1,188	765	96	55	1138
Gain on sale of loans	6,392	11,685	13,365	(45)	(52)
Gain on sale of investment securities	—	—	182	—	NM
Earnings on cash surrender value of BOLI	215	214	215	—	—
Other noninterest income	391	370	273	6	43
Total noninterest income	8,186	13,034	14,131	(37)	(42)
NONINTEREST EXPENSE
Salaries and benefits	11,932	11,609	7,420	3	61
Operations	2,709	2,467	2,573	10	5
Occupancy	1,226	1,139	1,216	8	1
Data processing	1,203	1,307	1,051	(8)	14
Loss on sale of OREO	—	9	—	NM	—
OREO expenses	—	—	2	—	NM
Loan costs	647	524	451	23	43
Professional and board fees	786	822	668	(4)	18
Federal Deposit Insurance Corporation (“FDIC”) insurance	123	248	158	(50)	(22)
Marketing and advertising	155	97	103	60	50
Amortization of core deposit intangible	177	177	177	—	—
Impairment (recovery) of servicing rights	4	(2,050)	803	100	(100)
Total noninterest expense	18,962	16,349	14,622	16	30
INCOME BEFORE PROVISION FOR INCOME TAXES	10,444	15,285	12,720	(32)	(18)
PROVISION FOR INCOME TAXES	1,895	3,402	2,700	(44)	(30)
NET INCOME	$8,549	$11,883	$10,020	(28)	(15)
Basic earnings per share	$1.00	$1.39	$1.17	(28)	(15)
Diluted earnings per share	$0.97	$1.35	$1.15	(28)	(16)

Share data has been adjusted to reflect a two-for-one stock split effective July 14, 2021.

FS Bancorp Q2 Earnings
July 23, 2021

FS BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts) (Unaudited)

	Six Months Ended		Year
	June 30,	June 30,	Over Year
	2021	2020	% Change
INTEREST INCOME
Loans receivable, including fees	$44,018	$41,304	7
Interest and dividends on investment securities, cash and cash equivalents, and certificates of deposit at other financial institutions	2,563	2,358	9
Total interest and dividend income	46,581	43,662	7
INTEREST EXPENSE
Deposits	3,852	7,033	(45)
Borrowings	668	955	(30)
Subordinated note	741	341	117
Total interest expense	5,261	8,329	(37)
NET INTEREST INCOME	41,320	35,333	17
PROVISION FOR LOAN LOSSES	1,500	8,335	(82)
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	39,820	26,998	47
NONINTEREST INCOME
Service charges and fee income	1,953	1,020	91
Gain on sale of loans	18,077	19,264	(6)
Gain on sale of investment securities	—	182	NM
Earnings on cash surrender value of BOLI	429	431	—
Other noninterest income	761	2,125	(64)
Total noninterest income	21,220	23,022	(8)
NONINTEREST EXPENSE
Salaries and benefits	23,541	16,967	39
Operations	5,132	4,976	3
Occupancy	2,365	2,325	2
Data processing	2,510	2,031	24
Loss on sale of OREO	9	2	350
OREO expenses	—	2	NM
Loan costs	1,171	951	23
Professional and board fees	1,608	1,349	19
FDIC insurance	371	284	31
Marketing and advertising	252	249	1
Amortization of core deposit intangible	354	353	—
(Recovery) impairment of servicing rights	(2,046)	1,317	(255)
Total noninterest expense	35,267	30,806	14
INCOME BEFORE PROVISION FOR INCOME TAXES	25,773	19,214	34
PROVISION FOR INCOME TAXES	5,341	4,027	33
NET INCOME	$20,432	$15,187	35
Basic earnings per share	$2.36	$1.74	34
Diluted earnings per share	$2.29	$1.71	33

Share data has been adjusted to reflect a two-for-one stock split effective July 14, 2021.

FS Bancorp Q2 Earnings
July 23, 2021

KEY FINANCIAL RATIOS AND DATA (Unaudited)

	At or For the Three Months Ended
	June 30,	March 31,	June 30,
	2021	2021	2020
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.58%	2.26%	2.08%
Return on equity (ratio of net income to average equity) (1)	14.41	21.01	19.77
Yield on average interest-earning assets (1)	4.58	4.52	4.75
Average total cost of funds (1)	0.54	0.58	0.91
Interest rate spread information – average during period	4.04	3.94	3.84
Net interest margin (1)	4.09	3.99	3.91
Operating expense to average total assets (1)	3.49	3.11	3.03
Average interest-earning assets to average interest-bearing liabilities	139.00	137.59	132.98
Efficiency ratio (2)	64.33	49.34	45.71

	At or For the Six Months Ended
	June 30,	June 30,
	2021	2020
PERFORMANCE RATIOS:
Return on assets (ratio of net income to average total assets) (1)	1.91%	1.66%
Return on equity (ratio of net income to average equity) (1)	17.63	15.01
Yield on average interest-earning assets (1)	4.55	5.06
Average total cost of funds (1)	0.56	1.04
Interest rate spread information – average during period (1)	3.99	4.02
Net interest margin (1)	4.04	4.09
Operating expense to average total assets (1)	3.31	3.37
Average interest-earning assets to average interest-bearing liabilities	138.30	132.75
Efficiency ratio (2)	56.39	52.79

	June 30,	March 31,	June 30,
	2021	2021	2020
ASSET QUALITY RATIOS AND DATA:
Non-performing assets to total assets at end of period (3)	0.28%	0.43%	0.40%
Non-performing loans to total gross loans (4)	0.38	0.57	0.54
Allowance for loan losses to non-performing loans (4)	432.01	295.12	272.40
Allowance for loan losses to gross loans receivable, excluding HFS loans	1.62	1.68	1.47

CAPITAL RATIOS, BANK ONLY:
Community Bank Leverage Ratio	11.87%	11.82%	10.85%

CAPITAL RATIOS, COMPANY ONLY:
Tier 1 leverage-based capital	10.79%	10.91%	10.54%

FS Bancorp Q2 Earnings
July 23, 2021

	At or For the Three Months Ended
	June 30,		March 31,		June 30,
(Post stock split adjusted)	2021		2021		2020
PER COMMON SHARE DATA:
Basic earnings per share	$1.00		$1.39		$1.17
Diluted earnings per share	$0.97		$1.35		$1.15
Weighted average basic shares outstanding	8,393,164		8,430,752		8,465,553
Weighted average diluted shares outstanding	8,660,613		8,678,168		8,610,499
Common shares outstanding at end of period	8,197,461	(5)	8,317,014	(6)	8,331,889	(7)
Book value per share using common shares outstanding	$29.49		$28.90		$25.04
Tangible book value per share using common shares outstanding (8)	$28.67		$28.07		$24.15

Share data has been adjusted to reflect a two-for-one stock split effective July 14, 2021.

____________________________

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Non-performing assets consist of non-performing loans (which include non-accruing loans and accruing loans more than 90 days past due), foreclosed real estate and other repossessed assets.
(4)	Non-performing loans consist of non-accruing loans and accruing loans 90 days or more past due.
(5)	Common shares were calculated using shares outstanding of 8,333,566 at June 30, 2021, less 110,184 unvested restricted stock shares, and 25,921unallocated ESOP shares.
(6)	Common shares were calculated using shares outstanding of 8,466,080 at March 31, 2021, less 110,184 unvested restricted stock shares, and 38,882 unallocated ESOP shares.
(7)	Common shares were calculated using shares outstanding of 8,490,082 at June 30, 2020, less 80,430 unvested restricted stock shares, and 77,763 unallocated ESOP shares.
(8)	Tangible book value per share using outstanding common shares excludes intangible assets. This ratio represents a non-GAAP financial measure. See also, “Non-GAAP Financial Measures” below.

(Dollars in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,		QTR Over QTR	Year Over Year
Average Balances	2021	2020	2021	2020	$ Change	$ Change
Assets
Loans receivable, net of deferred loan fees (1)	$1,742,720	$1,542,581	$1,729,956	$1,481,404	$200,139	$248,552
Securities available-for-sale, at fair value	215,759	152,021	199,827	144,140	63,738	55,687
Securities held-to-maturity	7,500	-	7,500	-	7,500	7,500
Interest-bearing deposits and certificates of deposit at other financial institutions	111,225	135,308	119,259	102,535	(24,083)	16,724
FHLB stock, at cost	5,155	9,252	6,196	8,756	(4,097)	(2,560)
Total interest-earning assets	2,082,359	1,839,162	2,062,738	1,736,835	243,197	325,903
Noninterest-earning assets	90,159	98,624	88,936	99,075	(8,465)	(10,139)
Total assets	$2,172,518	$1,937,786	$2,151,674	$1,835,910	$234,732	$315,764
Liabilities and stockholders’ equity
Interest-bearing accounts	$1,406,138	$1,201,727	$1,366,454	$1,166,423	$204,411	$200,031
Borrowings	42,616	171,445	86,153	132,028	(128,829)	(45,875)
Subordinated notes	49,351	9,892	38,858	9,889	39,459	28,969
Total interest-bearing liabilities	1,498,105	1,383,064	1,491,465	1,308,340	115,041	183,125
Noninterest-bearing accounts	409,845	325,865	398,942	299,654	83,980	99,288
Other noninterest-bearing liabilities	26,527	24,975	27,517	24,390	1,552	3,127
Stockholders’ equity	238,041	203,882	233,750	203,526	34,159	30,224
Total liabilities and stockholders’ equity	$2,172,518	$1,937,786	$2,151,674	$1,835,910	$234,732	$315,764

(1) Includes loans held for sale.

FS Bancorp Q2 Earnings
July 23, 2021

Non-GAAP Financial Measures:

In addition to financial results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible common stockholders’ equity is calculated by excluding intangible assets from stockholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangible. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding. The Company believes that this non-GAAP measure is consistent with the capital treatment utilized by the investment community, which excludes intangible assets from the calculation of risk-based capital ratios and presents this measure to facilitate comparison of the quality and composition of the Company's capital over time and in comparison to its competitors.

This non-GAAP financial measure has inherent limitations, is not required to be uniformly applied, and is not audited. Further, this non-GAAP financial measure should not be considered in isolation or as a substitute for book value per share or total stockholders' equity determined in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies.

Reconciliation of the GAAP book value per share and non-GAAP tangible book value per share is presented below.

	June 30,	March 31,	June 30,
(Dollars in thousands, except share and per share amounts)	2021	2021	2020
Stockholders' equity	$241,760	$240,311	$208,641
Goodwill and core deposit intangible, net	(6,709)	(6,886)	(7,416)
Tangible common stockholders' equity	$235,051	$233,425	$201,225

Common shares outstanding at end of period	8,197,461	8,317,014	8,331,889

Common stockholders' equity (book value) per share (GAAP)	$29.49	$28.90	$25.04
Tangible common stockholders' equity (tangible book value) per share (non-GAAP)	$28.67	$28.07	$24.15

Contacts:
Joseph C. Adams,
Chief Executive Officer
Matthew D. Mullet,
Chief Financial Officer
(425) 771-5299
www.FSBWA.com